ImmuCell Announces Financial Results for Third Quarter and First Nine Months of 2005

PORTLAND, ME -- 10/20/2005 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and nine month periods ended September 30, 2005.

The Company recognized net income of $109,000, or $0.04 per diluted share, for the three months ended September 30, 2005, in contrast to a net loss of $(5,000) during the same period in 2004. For the nine months ended September 30, 2005, the Company recognized net income of $448,000, or $0.15 per diluted share, in comparison to net income of $109,000, or $0.04 per diluted share during the same period in 2004.

For the three months ended September 30, 2005, product sales decreased by $25,000, or 3%, to $783,000, in comparison to the same period in 2004. For the six months ended September 30, 2005, product sales increased by $181,000, or 12%, to $1,631,000, in comparison to the same period in 2004. For the nine months ended September 30, 2005, product sales increased by $392,000, or 15%, to $3,060,000, in comparison to the same period in 2004.

"We expect the sales of our lead product, First Defense®, to be seasonal, generally resulting in lower sales during the second and third quarters. However, in contrast to net losses during the second and third quarters of 2003 and 2004, we have been profitable for both the second and third quarters of 2005 due to increased gross margin and other revenues associated with our December 2004 product development and marketing agreement with Pfizer," commented Michael F. Brigham, president and CEO. "Most of our R&D efforts were invested in supporting the development of Mast Out® under our agreement with Pfizer."

The Company's cash, cash equivalents and short-term investments increased by 10%, or $439,000, to $4,889,000 at September 30, 2005, as compared to $4,450,000 at December 31, 2004. Stockholders' equity increased by 7%, or $564,000, to $8,293,000 at September 30, 2005, as compared to $7,729,000 at December 31, 2004. The Company had 2,847,000 shares of common stock outstanding as of September 30, 2005.

                                           (Unaudited)     (Unaudited)
                                      Three Months Ended  Nine Months Ended
                                      ------------------  -----------------
                                          September 30,      September 30,
                                         ---------------    ---------------
(In thousands, except per share amounts)  2005     2004      2005     2004
                                         ------   ------    ------   ------
Revenues:
Product sales                            $  783   $  808    $3,060   $2,668
Other revenues                              252       38       555       85
                                         ------   ------    ------   ------
Total revenues                            1,035      846     3,615    2,753

Cost and expenses:
Product costs                               267      343     1,178    1,103
Research and development expenses           358      272       925      735
Selling, general and administrative
 expenses                                   266      251       852      766
                                         ------   ------    ------   ------
Total costs and expenses                    891      866     2,955    2,604
                                         ------   ------    ------   ------

Net operating income (loss)                 144      (20)      660      149

Interest and other income                    41       15        94       41
                                         ------   ------    ------   ------

Income (loss) before income taxes           185       (5)      754      190
Income tax expense                           76        -       306       81
                                         ------   ------    ------   ------
Net income (loss)                        $  109   $   (5)   $  448   $  109
                                         ======   ======    ======   ======

Net income (loss) per common share:
Basic                                    $ 0.04   $(0.00)   $ 0.16   $ 0.04
Diluted                                  $ 0.04   $(0.00)   $ 0.15   $ 0.04

Weighted average common shares
 outstanding:
Basic                                     2,847    2,758     2,815    2,753
Diluted                                   3,024    2,758     2,993    2,957

                                   (Unaudited)
                              At September 30, 2005    At December 31, 2004
                              ---------------------    --------------------
(In thousands)
Cash, cash equivalents and
 short-term investments                      $4,889                  $4,450
Total assets                                  9,748                   9,530
Net working capital                           5,643                   4,998
Stockholders' equity                         $8,293                  $7,729

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106